UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 18, 2017

McEWEN MINING INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado	001-33190	84-0796160
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 King Street West, Suite 2800
Toronto, Ontario, Canada M5H 1J9
(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number including area code:  (866) 441-0690

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01      Entry into a Material Definitive Agreement.

On September 18, 2017, McEwen Mining Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Cantor Fitzgerald Canada Corporation, as representative of the underwriters listed therein (the “Underwriters”), and Cantor Fitzgerald & Co., relating to an underwritten public offering (the “Offering”) of 18,000,000 shares of the Company’s common stock (the “Common Stock”) and accompanying warrants to purchase 9,000,000 shares of Common Stock, at a combined public offering price of $2.25 per share and accompanying one-half warrant. Each warrant has an exercise price of $2.70 per whole share, subject to adjustment in certain circumstances.

Under the terms of the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to 2,700,000 additional shares of Common Stock and additional warrants to purchase up to 1,350,000 shares of Common Stock. On September 20, 2017, the Underwriters exercised their option to purchase additional shares and warrants in full. Gross proceeds to the Company from the Offering are expected to be approximately $46.6 million, before deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company and assuming that none of the warrants issued in the Offering are exercised. All of the securities in the offering are being sold by the Company.

The warrants may be exercised at any time on or after the date of issuance and will expire 53 weeks following the date of issuance. The warrants contain provisions that prohibit exercise if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. The holder of the warrants may increase or decrease this percentage by providing at least 61 days’ prior notice to the Company. In the event of certain corporate transactions, the holders of the warrants will be entitled to receive, upon exercise of the warrants, the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such transaction. The warrants do not contain voting rights or any of the other rights or privileges as a holder of Common Stock. There is no established trading market for the warrants and the Company does not expect a market to develop. In addition, the Company does not intend to apply for the listing of the warrants on any national securities exchange or other trading market.

The securities are being offered and sold pursuant to a prospectus dated July 10, 2015 and a prospectus supplement dated September 18, 2017, in connection with a takedown from the Company’s shelf registration statement on Form S-3 (Registration No. 333-204688) (the “Registration Statement”), which the U.S. Securities and Exchange Commission declared effective on July 10, 2015.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities arising under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The Underwriting Agreement has been filed with this Current Report on Form 8-K to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The preceding summary of the Underwriting Agreement and warrants is qualified in its entirety by reference to the full text of the Underwriting Agreement and the form of warrant, copies of which are attached as Exhibit 1.1 and Exhibit 4.1 hereto and incorporated herein by reference. A copy of the legal opinion of Hogan Lovells US LLP relating to the validity of the securities being offered by the Company is attached as Exhibit 5.1 hereto and is filed with reference to, and is hereby incorporated by reference into, the Registration Statement.

Item 7.01 Regulation FD Disclosure.

On September 22, 2017, the Company issued a press release announcing the closing of the Offering, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information furnished under this Item 7.01, including the exhibit, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by reference to such filing.

Item 9.01      Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Exhibit Description
1.1	Underwriting Agreement, dated September 18, 2017, among McEwen Mining Inc., Cantor Fitzgerald Canada Corporation, as representative of the underwriters listed therein, and Cantor Fitzgerald & Co.
4.1	Form of Warrant
5.1	Opinion of Hogan Lovells US LLP
23.1	Consent of Hogan Lovells US LLP (included in the opinion filed as Exhibit 5.1)
99.1	Press release dated September 22, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 22, 2017

McEWEN MINING INC.

By:	/s/ Carmen Diges
Carmen Diges, General Counsel